ATTENTION – ALL READERS

Please note that the following four (4) diagrams, namely:

1.

Pampa de Pongo Geology and Drill Hole Locations.

2.

Geological N – S Section (A – A’), outline of 3D magnetic body and geochemistry results, Central Zone, Pampa de Pongo.

3.

Geological E – W Section (B – B’), outline of 3D magnetic body and geochemistry results, Central Zone, Pampa de Pongo.

4.

Geological NW – SE Section (C – C’), and geochemistry results, South Zone, Pampa de Pongo.  (See Section’s A – A’, B – B’ for legend)

have been prepared by Cardero Resource Corp., based upon the information contained in Figures 3, 4, 5 and 6, respectively, of the technical report titled “Geological Report on the Pampa de Pongo Property, Department of Arequipa, Caraveli Province, Peru” and dated March 22, 2005 (the “Report”) prepared by Gary D. Belik, P.Geo. and, while they contain substantially all of the information  contained in such figures, they do not contain all of such information in order that the resulting 8.5” x 11” diagrams will be readable.  These diagrams have been reviewed and approved by the author of the Report, Gary D. Belik, P.Geo., and are being included in order to enable the reader of the SEDAR filed version of the Report to more easily obtain and review the information contained in the applicable figures of the Report.

Readers of the Report are urged to review the actual figures from the Report, which are available for viewing in hard copy at the offices of Cardero Resource Corp. Suite 1901 – 1177 West Hastings Street, Vancouver, British Columbia, CANADA V6E 2K3, Attention:  Mark D. Cruise, Vice-President, Exploration.